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                                                               Exhibit 10.1

                               FIFTH AMENDMENT TO
                               SEAGULL THRIFT PLAN

         WHEREAS, SEAGULL ENERGY CORPORATION (the "Company") has heretofore adopted and maintains the SEAGULL THRIFT PLAN (the "Plan") for the benefit of its eligible employees; and

         WHEREAS, the Company desires to amend the Plan;

         NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 1, 1989, except as otherwise provided herein:

         1. Sections 3.02 and 3.03 of the Plan shall be deleted and the following shall be substituted therefor:

                   "3.02 COMPANY MATCHING CONTRIBUTIONS. For each calendar month, the Company shall contribute, as Company Matching Contributions on behalf of each Member who has completed one Year of Service, as defined below, as of the first day of such month, an amount which equals 100% of the Cash or Deferred Contributions which were made pursuant to Section 3.01 on behalf of such Member during such month and which were not in excess of 6% of such Member's Compensation for such month. For purposes of this Section, an Employee shall be credited with one Year of Service upon the completion of any twelve month period commencing with his Commencement Date or any anniversary thereof during which twelve month period such Employee is credited with 1,000 Hours of Service. An Employee who completed one Year of Service prior to a termination of his employment (regardless of whether such Employee had elected to defer compensation pursuant to Section 3.01) shall continue to be credited with one Year of Service upon his reemployment with the Company.

                    3.03 COMPANY DISCRETIONARY CONTRIBUTIONS.

                           (a) For each Plan Year, the Company may contribute, as a Company Discretionary Contribution, an additional amount as determined in the discretion of the Directors.

                           (b) In addition to the Company Matching Contributions made pursuant to Section 3.02 and the Company Discretionary Contribution made pursuant to Section 3.03(a), and as authorized by the Directors, for each Plan Year, the Company may contribute as a "safe harbor contribution" for such Plan Year, on behalf of Members who are not Highly Compensated Employees, the amount necessary to cause the Plan to satisfy the restrictions


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         set forth in Section 3.01(e) and Section 3.04. Any amounts contributed pursuant to this Paragraph to cause the Plan to satisfy the restrictions set forth in Section 3.01(e) shall be allocated to the Cash or Deferred Accounts of the Members who are not Highly Compensated Employees and any amounts contributed pursuant to this Paragraph to cause the Plan to satisfy the restrictions of Section 3.04 shall be allocated to the Cash or Deferred Accounts of the Members who are not Highly Compensated Employees."

         2. The following shall be added to Section 3.04 of the Plan:

         "If multiple use of the alternative limitation (within the meaning of section 401(m)(9) of the Code and Treasury Regulation
         Section 1.401(m)-2(b)) occurs during a Plan Year, such multiple use shall be corrected in accordance with the provisions of Treasury Regulation Section 1.401(m)-2(c); provided, however, that if such multiple use is not eliminated by making "safe harbor contributions" pursuant to Section 3.03(b), then the "actual contribution percentages" of all Highly Compensated Employees participating in the Plan shall be reduced, and the excess contributions distributed, in accordance with the provisions of Section 3.07(c) and applicable Treasury Regulations, so that there is no such multiple use."

         3. The following language shall be added to Section 3.07(c) of the Plan, effective as of January 1, 1991:

         "If vested Company Contributions are distributed to a Member and nonvested Company Contributions remain credited to such Member's Accounts, such nonvested Company Contributions shall vest at the same rate as if such distribution had not been made."

         4. Section 20.02(h) of the Plan shall be deleted and the following shall be substituted therefor:

                  "(h) REMUNERATION: The total of all amounts paid by the Company to or for the benefit of a Member for services rendered or labor performed for the Company, which are required to be reported on the Member's federal income tax withholding statement or statements (Form W-2 or its subsequent equivalent) for the calendar year ending with the Plan Year, limited to $200,000 ($150,000 for Plan Years beginning after December 31, 1993) for any Plan Year with such limitation to be (1) adjusted automatically to reflect any amendments to section 401(a)(17) of the Code and any cost-of-living increases authorized by section 401(a)(17) of the Code, (2) prorated for a Plan Year of less than twelve months and to the extent otherwise required by applicable law and (3) in the case of a Member who is either a five-percent owner of the Company (within the meaning of section 416(i)(1)(A)(iii) of the Code) or is one of the ten most Highly Compensated Employees for the Plan Year and who has a spouse and/or lineal descendants who are under the age



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         of nineteen as of the end of a Plan Year who receive Remuneration during such Plan Year, prorated and allocated among such Member, his spouse, and/or lineal descendants under the age of nineteen based on the Remuneration for such Plan Year of each such individual."

         5. As amended hereby, the Plan is specifically ratified and reaffirmed.

         EXECUTED this  26  day of May, 1995.

                                                      SEAGULL ENERGY CORPORATION


                                                      By   RODNEY W. BRIDGES
                                                         ----------------------


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                               SIXTH AMENDMENT TO
                               SEAGULL THRIFT PLAN

         WHEREAS, SEAGULL ENERGY CORPORATION (the "Company") has heretofore adopted and maintains the SEAGULL THRIFT PLAN (the "Plan") for the benefit of its eligible employees; and

         WHEREAS, the Company desires to amend the Plan;

         NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 1, 1995, except as otherwise provided herein:

         1. The phrase "plus such Member's allocation of forfeitures" shall be deleted from Section 1.01(10)(B) of the Plan.

         2. Section 4.02(c) of the Plan shall be deleted and the following shall be substituted therefor:

                  "(c) As of the last day of each Plan Year, the Company Discretionary Contribution, if any, made pursuant to Section 3.03(a) for such Plan Year shall be allocated as of the last day of such Plan Year to the Company Contribution Account of each Member (regardless of whether such Member elected to have Cash or Deferred Contributions made to the Plan on his behalf during such Plan Year) who had completed one Year of Service as of the last day of such Plan Year and who (A) was an Eligible Employee on the last day of such Plan Year or (B) terminated his employment during such Plan Year on or after his Normal Retirement Date or by reason of total and permanent disability or death. The allocation to each such eligible Member's Company Contribution Account shall be that portion of such Company Discretionary Contribution which is in the same proportion that such Member's Compensation for such Plan Year bears to the total of all such Members' Compensation for such Plan Year."

         3. The following new Section 4.02(f) shall be added to Article IV of the Plan:

                  "(f) Any amounts that are forfeited under any provision hereof during a Plan Year shall be applied to reduce Company Matching Contributions next coming due."

         4. Section 4.04(b) of the Plan shall be deleted and the following shall be substituted therefor:


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                  "(b) Contrary Plan provisions notwithstanding, in no event shall the Annual Additions credited to a Member's Accounts for any Limitation Year exceed the Maximum Annual Additions for such Member for such year. If as a result of a reasonable error in estimating a Member's Compensation, a reasonable error in determining the amount of elective deferrals (within the meaning of section 402(g)(3) of the Code) that may be made with respect to any individual under the limits of section 415 of the Code, or because of other limited facts and circumstances, the Annual Additions which would be credited to a Member's Accounts for a Limitation Year would nonetheless exceed the Maximum Annual Additions for such Member for such year, the excess Annual Additions which, but for this Section, would have been allocated to such Member's Accounts shall be disposed of as follows:

                           (1) first, any such excess Annual Additions in the
                  form of Company Discretionary Contributions shall, to the extent such amounts would otherwise have been allocated to such Member's Company Contribution Account, be allocated to a suspense account and shall be held therein until used to reduce future Company Matching Contributions in the same manner as a forfeiture;

                           (2) next, any such excess Annual Additions in the
                  form of Cash or Deferred Contributions which are not considered in determining the amount of Company Matching Contributions pursuant to Section 3.02(a) shall be distributed to such Member, adjusted for income or loss allocated thereto; and

                           (3) finally, any such excess Annual Additions in the
                  form of Cash or Deferred Contributions which are considered in determining the amount of Company Matching Contributions pursuant to Section 3.02(a) shall be distributed to such Member, adjusted for income or loss allocated thereto, and the Company Matching Contributions based upon such distributed Cash or Deferred Contributions shall, to the extent such amounts would have otherwise been allocated to such Member's Company Contribution Account, be allocated instead to a suspense account and shall be held therein until used to reduce future Company Matching Contributions in the same manner as a forfeiture."

         5. The phrase "and forfeitures" shall be deleted from Article VI(b),
Section 7.02(b) and Section 9.01(b) of the Plan.

         6. Effective April 4, 1995, the following new Section 8.02(e) shall be added to Article VIII the Plan:

                           "(e) Paragraph (b) above notwithstanding, if a Member shall cease to be employed by reason of a reduction in force, as hereinafter described, such Member shall then have a 100% Vested Interest in his


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         Company Contribution Account. The employment of a Member shall be considered as having been terminated because of a `reduction in force' if such Member's employment is terminated as the result of a workforce reduction, geographic consolidation or segment disposition."

         7. The last two sentences of Section 8.04(b) of the Plan shall be deleted and the following shall be substituted therefor:

         "Notwithstanding anything to the contrary in the Plan, forfeited amounts to be restored by the Company pursuant to this Paragraph shall be charged against and deducted from forfeitures for the Plan Year in which such amounts are restored that would otherwise be available to reduce Company Matching Contributions. If such forfeitures otherwise available are not sufficient to provide such restoration, the portion of such restoration not provided by forfeitures shall be charged against and deducted from Company Contributions otherwise available for allocation to other Members in accordance with Section 4.02(c), and any additional amount needed to restore such forfeited amounts shall be a minimum required Company Contribution (without regard to current or accumulated earnings and profits)."

         8. Section 8.04(e) of the Plan shall be deleted and the following shall be substituted therefor:

                  "(e) Any forfeitures occurring pursuant to Paragraphs (a),
         (c), or (d) above shall be held in a suspense account and shall be applied to reduce Company Matching Contributions next coming due. For all Valuation Dates prior to such application, forfeited amounts held in the suspense account shall not receive allocations of net income (or net loss) pursuant to Section 4.03."

         9. Effective April 4, 1995, the following sentence shall be added to
Section 10.01(e) of the Plan:

         "Notwithstanding the foregoing, in the event of a segment disposition by the Company, the limitation of this Paragraph (e)(2) shall not apply to a Member who transfers to the employment of the purchaser of such segment if such segment disposition satisfies the requirements of section 401(k)(10) of the Code."

         10. Section 10.02 of the Plan shall be deleted and the following shall be substituted therefor:

                  "10.02 UNCLAIMED BENEFITS. In the case of a benefit payable on behalf of a Member, if the Committee is unable to locate the Member or beneficiary to whom such benefit is payable, upon the Committee's determination thereof, such benefit shall be forfeited, held in a suspense account, and applied to reduce Company Matching Contributions next coming due. For


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         all Valuation Dates prior to such application, forfeited amounts held in the suspense account shall not participate in allocations of the net income (or net loss) of the Trust Fund. Notwithstanding the foregoing, if subsequent to any such forfeiture the Member or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be restored to the Plan in the manner provided in Section 8.04(b)."

         11. The third sentence of Section 18.01 of the Plan shall be deleted and the following shall be substituted therefor:

         "The provisions of the Plan shall apply separately and equally to each Employing Company and its employees in the same manner as is expressly provided for the Company and its Employees, except that the power to appoint or otherwise affect the Committee or the Trustee shall be exercised by the Directors alone and the power to amend or terminate the Plan and Trust Agreement shall be exercised by the Company alone."

         12. As amended hereby, the Plan is specifically ratified and reaffirmed.

         EXECUTED this 7th day of July, 1995.

                                                  SEAGULL ENERGY CORPORATION


                                                  By  Robert W. Shower
                                                    --------------------------


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